Exhibit 23.2

February 7, 2025

Robert E. Cameron, Ph.D.

Senior Associate of Behre Dolbear & Company (USA), Inc.

Comstock Inc. Form 10-K Consent Letter

The undersigned hereby consent to (i) the references to, and the information derived from, the technical report entitled TECHNICAL REPORT SUMMARY DAYTON CONSOLIDATED PROJECT LYON COUNTY, NEVADA, USA dated effective November 30, 2022; and (ii) the references, as applicable, to the undersigned names included in or incorporated by reference in their Annual Report for the Fiscal Year ending December 31, 2024 on Form 10-K being filed by Comstock Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

Robert Cameron, Ph.D., a Senior Associate of Behre Dolbear & Company (USA), Inc., is responsible for authoring the Technical Report Summary and has read the Annual Report and consents to references to Robert Cameron, Ph.D. or Behre Dolbear & Company (USA), Inc., as applicable.

Original Signed and Sealed by Robert E. Cameron, Ph.D., MMSA Senior Associate of Behre Dolbear & Company (USA), Inc.

Dated: February 7, 2025

Original Signed and Sealed by

H. John Head

Member, Executive Committee

Behre Dolbear Group, Inc.

Dated: February 7, 2025